UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   Resurgence Asset Management L.L.C. (1)
   10 New King Street, Suite 107
   White Plains NY, 10604
   USA

2. Issuer Name and Ticker or Trading Symbol

   CAI Wireless Systems, Inc. (CWSS)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   8/99

5. If Amendment, Date of Original (Month/Year)

              7/15/99

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)

   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|      Amount      | D |    Price  |  End of Month     |ect(I)|                           |
                                                                             (Instr.3 and 4)    (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock              8/24/99  S           582,947       D       $28         0                I         See (2)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock              8/24/99  S           386,687       D       $28         0                I         See (3)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock              8/24/99  S           628,206       D       $28         0                I         See (4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock (5)          8/24/99  S            7,792        D       $28         0                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock (6)          8/24/99  S           582,947       D       $28         0                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock (7)          8/24/99  S           299,003       D       $28         0                D
------------------------------------------------------------------------------------------------------------------------------------

                                                              Page 1 of 18 Pages

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock (8)          8/24/99  S           140,459       D       $28         0                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock (9)          8/24/99  S            32,806       D       $28         0                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock (10)         8/24/99  S            87,684       D       $28         0                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock              8/24/99  S           628,206       D       $28         0                I        See (11)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock              8/24/99  S            87,684       D       $28         0                I        See (12)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock              8/24/99  S           454,941       D       $28         0                I        See (13)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock (14)         8/24/99  S            20,356       D       $28         0                D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock              8/24/99  S            7,792        D       $28         0                I        See (15)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock (16)         8/24/99  S            6,526        D       $28         0                I
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock (17)         8/24/99  S          1,632,514      D       $28         0                I
====================================================================================================================================
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.        (Over)
*  If the form is filed by more than one reporting person, see Instructions 4(b)(v).                                SEC 1474 (7/96)

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).
                                                              Page 2 of 18 Pages

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management, L.L.C. ("RAM"). Voting and dispositive power is exercised solely in its capacity as sole general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. ("Resurgence L.P.") Accordingly, RAM may be deemed to share voting and dispositive power. RAM, Resurgence L.P. and the parties listed below may be deemed to be members of a "group" for purposes of Section 13(d) of the Exchange Act.

(2) These securities may be deemed to be beneficially owned by RAM. These securities are owned of record by Resurgence L.P. However, RAM may be deemed to share voting and dispositive power as explained in footnote (1).

(3) These securities may be deemed to be beneficially owned by Resurgence Asset Management International, L.L.C. ("RAMI"). These securities are owned of record by M.D. Sass Corporate Resurgence International, Ltd ("Resurgence Ltd") and M.D. Sass Re/Enterprise International, Ltd. ("Re/Enterprise International"). Voting and dispositive power is exercised solely by RAMI (i) in its capacity as sole special shareholder of and sole investment advisor of Resurgence Ltd. and (ii) pursuant to a Subadvisory Agreement with M.D. Sass Management, Inc.("M.D. Sass Management") with respect to Re/Enterprise International. Accordingly, in each case, RAMI may be deemed to share voting and dispositive power.

(4) These securities may be deemed to be beneficially owned by Re/Enterprise Asset Management, L.L.C. ("REAM"). These securities are owned of record by two employee benefit plans, M.D. Sass Re/Enterprise Partners, L.P. ("Re/Enterprise") and M.D. Sass Re/Enterprise - II, L.P. ("Re/Enterprise II"). Voting and dispositive power is exercised by REAM pursuant to a Subadvisory Services Agreement with M.D. Sass Management and M.D. Sass Associates, Inc. ("M.D. Sass Associates") with respect to the two employee benefit plans, Re/Enterprise and Re/Enterprise II. Accordingly, REAM may be deemed to share voting and dispositive power.

(5)  These securities are owned of record by Kingstreet Ltd.

(6)  These securities are owned of record by Resurgence L.P.

(7)  These securities are owned of record by Resurgence Ltd.

(8)  These securities are owned of record by Re/Enterprise.

(9)  These securities are owned of record by Re/Enterprise II.

(10) These securities are owned of record by Re/Enterprise International.

(11) These securities may be deemed to be beneficially owned by M.D. Sass Associates. These securities are owned of record by two employee benefit plans, Re/Enterprise and Re/Enterprise II. Voting and dispositive power is exercised by M.D. Sass Associates pursuant to a Subadvisory Services Agreement with REAM with respect to the two employee benefit plans, Re/Enterprise and Re/Enterprise II. Accordingly, M.D. Sass Associates may be deemed to share voting and dispositive power.

(12) These securities may be deemed to be beneficially owned by M.D. Sass Management, Inc. ("M.D. Sass Management"). These securities are owned of record by Re/Enterprise International. Voting and dispositive power is exercised through Re/Enterprise International. Pursuant to a Subadvisory Services Agreement it has entered into with RAMI, RAMI exercises sole voting and dispositive power of these shares. Accordingly, M.D. Sass Management many be deemed to share voting and dispositive power.

(13) These securities may be deemed to be beneficially owned by M.D. Sass Investors Services, Inc. These securities are owned of record by the two employee benefit plans. M.D. Sass Investors Services, Inc. acts as an investment advisor to both of these plans. Accordingly, M.D. Sass Investors Services, Inc. may be deemed to share voting and dispositive power.

(14) These securities are owned of record by Resurgence Parallel Fund LLC.

(15) These securities may be deemed to be beneficially owned by The M.D. Sass Re/Enterprise International Irrevocable Trust II (the "Trust"). These securities are owned of record by Kingstreet Ltd. The Trust owns 100% of Kingstreet and may be deemed to share voting and dispositive power.

(16) These securities are owned of record by M.D. Sass Associates, Inc. Employees Profit Sharing Plan.

(17) Kingstreet Ltd., Resurgence L.P., the two employee benefit plans, Resurgence Ltd., Re/Enterprise, Re/Enterprise II, Re/Enterprise International, Resurgence Parallel Fund LLC, and M.D. Sass Associates, Inc. Employees Profit Sharing Plan (collectively the "Record Owners") are all of the owners of record. These securities are directly owned by the Record Owners in the aggregate.

**  Intentional misstatements or omissions of facts constitute
    Federal Criminal Violations                                    /s/ James B. Rubin                 9/9/99
                                                                   ---------------------------        ------
    See 18 U.S.C. 1001 and 15 U.S. C. 78ff(a).                     Name: James B. Rubin


                                                                   RESURGENCE ASSET MANAGEMENT, L.L.C.

                                                                   By: /s/ James B. Rubin             9/9/99
                                                                      -------------------             ------
                                                                   Name: James B. Rubin
                                                                   Title: Manager

                                                                     ** Signature of Reporting Person

Note:File      three copies of this Form, one of which must be manually  signed.
               If  space  provided  is  insufficient,   See  Instruction  6  for
               procedure

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                             Joint Filer Information

Name:                 Resurgence Asset Management International, L.L.C.

Address:              10 New King Street; Suite 107
                      White Plains, New York 10604

Designated Filer:     James Rubin
                      Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:               CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:  6/24/99

Signature:            RESURGENCE ASSET MANAGEMENT
                      INTERNATIONAL, L.L.C.

                      By: /s/James B. Rubin
                         ------------------
                      Name: James B. Rubin
                      Title: Manager

                             Joint Filer Information

Name:                   Re/Enterprise Asset Management, L.L.C.

Address:                10 New King Street; Suite 107
                        White Plains, New York 10604

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                        By: /s/James B. Rubin
                           ------------------
                        Name: James B. Rubin
                        Title: Manager

                             Joint Filer Information

Name:                   Kingstreet Ltd.

Address:                c/o CITCO International Trust Company, Ltd.
                        Corporate Center, West Bay Road
                        P.O. Box 31106 SMB
                        Grand Cayman, Cayman Islands

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              KINGSTREET LTD.

                        By: CTC Corporation, Ltd., its director

                        By: /s/ A. Charles Levene
                           -----------------------
                        Name: A. Charles Levene
                        Title: Authorized Signatory

                             Joint Filer Information

Name:                   M.D. Sass Corporate Resurgence Partners, L.P.

Address:                10 New King Street; Suite 107
                        White Plains, New York 10604

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              M.D. SASS CORPORATE RESURGENCE PARTNERS, L.P.

                        By: Resurgence Asset Management, L.L.C.,
                            its General Partner

                        By: /s/James B. Rubin
                           ------------------
                        Name: James B. Rubin
                        Title: Chief Investment Officer

                             Joint Filer Information

Name:                   M.D. Sass Corporate Resurgence International, Ltd.

Address:                10 New King Street; Suite 107
                        White Plains, New York 10604

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              M.D. SASS CORPORATE RESURGENCE
                        INTERNATIONAL, LTD.

                        By: Resurgence Asset Management, L.L.C.,
                            its Special Shareholders

                        By: /s/James B. Rubin
                           -------------------
                        Name: James B. Rubin
                        Title: Chief Investment Officer

                             Joint Filer Information

Name:                   M.D. Sass Re/Enterprise Partners, L.P.

Address:                1185 Avenue of the Americas
                        New York, New York 10036

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              M.D. SASS RE/ENTERPRISE PARTNERS, L.P.
                        By: M.D. Sass Associates, Inc., its General Partner

                        By: /s/ Martin E. Winter
                           --------------------
                        Name: Martin E. Winter
                        Title: Senior Vice President

                             Joint Filer Information

Name:                   M.D. Sass Re/Enterprise - II, L.P.

Address:                1185 Avenue of the Americas
                        New York, New York 10036

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              M.D. SASS RE/ENTERPRISE - II, L.P.
                        By: M.D. Sass Associates, Inc., its General Partner

                        By: /s/ Martin E. Winter
                           ---------------------
                        Name: Martin E. Winter
                        Title: Senior Vice President

                             Joint Filer Information

Name:                   M.D. Sass Re/Enterprise International, Ltd.

Address:                1185 Avenue of the Americas
                        New York, New York 10036

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              M.D. SASS RE/ENTERPRISE INTERNATIONAL, LTD.
                        By: M.D. Sass Associates, Inc., its investment manager

                        By: /s/ Martin E. Winter
                           -----------------------
                        Name: Martin E. Winter
                        Title: Senior Vice President

                             Joint Filer Information

Name:                   M.D. Sass Associates, Inc.

Address:                1185 Avenue of the Americas
                        New York, New York 10036

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              M.D. SASS ASSOCIATES, INC.

                        By: /s/ Martin E. Winter
                           -----------------------
                        Name: Martin E. Winter
                        Title: Senior Vice President

                             Joint Filer Information

Name:                   M.D. Sass Management, Inc.

Address:                1185 Avenue of the Americas
                        New York, New York 10036

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              M.D. SASS MANAGEMENT, INC.

                        By: /s/ Martin E. Winter
                           -----------------------
                        Name: Martin E. Winter
                        Title: Senior Vice President

                             Joint Filer Information

Name:                   M.D. Sass Investors Services, Inc.

Address:                1185 Avenue of the Americas
                        New York, New York 10036

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              M.D. SASS INVESTORS SERVICES, INC.

                        By: /s/ Martin E. Winter
                           -----------------------
                        Name: Martin E. Winter
                        Title: Senior Vice President

                             Joint Filer Information

Name:                   Resurgence Parallel Fund LLC

Address:                1185 Avenue of the Americas
                        New York, New York 10036

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              RESURGENCE PARALLEL FUND LLC

                        By: /s/ Martin D. Sass
                           ----------------------
                        Name: Martin D. Sass
                        Title: Manager

                        By: /s/ Martin E. Winter
                           -----------------------
                        Name: Martin E. Winter
                        Title: Manager

                             Joint Filer Information

Name:                  M.D. Sass Re/Enterprise International Irrevocable
                       Trust II

Address:               c/o CITCO International Trust Company, Ltd.
                       Corporate Center, West Bay Road
                       P.O. Box 31106 SMB
                       Grand Cayman, Cayman Islands

Designated Filer:      James Rubin
                       Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:   6/24/99

Signature:             M.D. SASS RE/ENTERPRISE INTERNATIONAL
                       IRREVOCABLE TRUST II

                       By: /s/ A. Charles Levene
                          -------------------------
                       Name: A. Charles Levene
                       Title: Trustee

                             Joint Filer Information

Name:                   M.D. Sass Associates, Inc. Employees Profit Sharing Plan

Address:                1185 Avenue of the Americas
                        New York, New York 10036

Designated Filer:       James Rubin
                        Resurgence Asset Management, L.L.C.

Issuer & Ticker
Symbol:                 CAI Wireless Systems, Inc. (CWSS)

Date of Event
Requiring Statement:    6/24/99

Signature:              M.D. SASS ASSOCIATES, INC.
                        EMPLOYEES PROFIT SHARING PLAN

                        By: /s/ Martin E. Winter
                           ------------------------
                        Name: Martin E. Winter
                        Title: Trustee